Exhibit 99.1

Rules of Employee Share Option Plan

Mesoblast Limited

ACN 109 431 870

As approved by the Board on 17 October 2022

Mesoblast Limited Employee Share Option Plan (17 October 2022)

Table of Contents

1.	Purpose of the plan	1

2.	Eligibility	1

3.	Tax Act – Australian residents	1
3.1	Satisfaction of the Tax Act	1
3.2	Amendments to the Tax Act	1

4.	Participation	1
4.1	Invitation to participate	1
4.2	Letter of offer to participate	1
4.3	Participant bound by application form, rules and constitution	2
4.4	Trust	2

5.	Grant of options	2
5.1	Grant of options	2
5.2	No payment for options	2
5.3	Options non-transferable except as determined by the Board	2
5.4	Limit on issues of new shares	2

6.	Exercise of options	3
6.1	Manner of exercise of options	3
6.2	Exercise Conditions	3
6.3	Amendment or replacement of Exercise Conditions	3
6.4	Control event	3
6.5	Issue or transfer of shares on exercise	3
6.6	Shares rank equally	4
6.7	Quotation on ASX	4
6.8	Disposal Restrictions	4
6.9	Financial assistance and cashless exercise	4

7.	Cessation of appointment/employment and lapsing of options	5
7.1	Cessation of employment as a Bad Leaver	5
7.2	Cessation of Employment or engagement as a Leaver	5
7.3	Liquidation	5
7.4	Fraud	5
7.5	Forfeiture conditions	5
7.6	Agreed lapse of Options	5
7.7	End of exercise period	6

8.	Changes in circumstances	6
8.1	Reconstruction	6
8.2	Participation in new issues	6
8.3	Adjustment to exercise price - rights issues	6
8.4	Adjustment to number of underlying securities - bonus issues	7

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Table of Contents (ctd)

9.	Buy-Back / Cash settlement	7
9.1	Buy-Back or cash settlement	7
9.2	Buy-Back / cash settlement procedure	7
9.3	Buy-Back or cancellation mechanism	7
9.4	Effect of Buy-Back or cash settlement of Options	8

10.	Amendment	8

11.	Powers of the Board	8
11.1	Powers of the Board	8
11.2	Indemnification	8
11.3	Commencement of Plan	8
11.4	Termination or suspension of Plan	8
11.5	Resolution to terminate, suspend, supplement or amend	9

12.	Powers of the administrator	9
12.1	Appointment of administrator	9
12.2	Role of administrator	9

13.	Contracts and rights of employees and consultants	9
13.1	Discretion of board	9
13.2	No right to grant of options	9
13.3	Calculation of employee benefits	9
13.4	No right to future employment etc.	9
13.5	Acknowledgment by Participant	9

14.	Connection with other plans	9

15.	Notices	10

16.	General	10

17.	Plan costs	10
17.1	Plan Costs	10
17.2	Reimbursement	10

18.	Overseas eligible employees	10

19.	Governing law	10

20.	General	10
20.1	No fiduciary duty	10
20.2	Listing Rules	11
20.3	Enforcement	11
20.4	Advice	11
20.5	ASIC relief	11

21.	Definitions and interpretation	11
21.1	Definitions	11
21.2	Interpretation	14

ADDENDUM A – Terms and Conditions applicable to US Participants

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Mesoblast Limited Employee Share Option Plan

1.	Purpose of the plan

The purpose of the Plan is to provide Eligible Employees with an incentive to remain with the Group and to improve the longer-term performance of the Company and its return to shareholders. It is intended that the Plan will enable the Group to retain and attract skilled and experienced employees and provide them with the motivation to make the Group more successful.

2.	Eligibility

The Board may determine at any time that any Eligible Employee is not entitled to participate in the Plan if the Eligible Employee’s participation would be unlawful.

3.	Tax Act – Australian residents

3.1	Satisfaction of the Tax Act

The Plan in its terms and operation, and Options acquired by Participants under the Plan, are intended to satisfy the conditions in section 83-105(1) of the Tax Act so as to permit the application of Subdivision 83A-C of the Tax Act to Participants who are residents of Australia.

3.2	Amendments to the Tax Act

If the Tax Act is amended to vary the nature or terms (or both) of operation or the conditions under which Subdivision 83A-C of the Tax Act applies, the Board will amend these rules as soon as practicable and with effect from the date of the change to the Tax Act to ensure that offers or invitations of Options are consistent with the requirements that must be satisfied for Subdivision 83A-C of the Tax Act to apply.

4.	Participation

4.1	Invitation to participate

Subject to these rules, the Board may invite any Eligible Employee selected by it to participate in the Plan.

4.2	Letter of offer to participate

The Company must give to each Eligible Employee invited to participate in the plan, a letter of offer to participate, together with the following information relating to the Options allocated to the Eligible Employee:

(a)	the date of grant or intended date of grant;

(b)	the total number of Options to be granted;

(c)	the Exercise Period;

(d)	the Exercise Price or the method of determining the Exercise Price;

(e)	the Exercise Conditions attaching to the Options (if any);

(f)	the Disposal Restrictions attaching to any Shares issued or transferred on exercise (if any);

(g)	the Forfeiture Conditions attaching to the Options (if any);

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(h)	any other terms and conditions relating to the grant which, in the opinion of the Board, are fair and reasonable but not inconsistent with these rules;

(i)	in respect of the initial grant made to an Eligible Employee, a summary, or a copy of these rules; and

(j)	any other information or documents required to be notified by the Corporations Act or the Listing Rules.

4.3	Participant bound by application form, rules and constitution

By completing and returning the Application Form, a Participant agrees to be bound by the terms of the Application Form, these rules and the Constitution.

4.4	Trust

(a)	The Company may, in its sole and absolute discretion, use an employee share trust for the purposes of holding any Shares for Participants under the Plan or delivering any Shares to Participants upon exercise of any Options.

(b)	Where the Company has determined to use an employee share trust referred to in clause 4.4(a), it may also determine that these Rules are subject to the terms of such employee share trust, with any consequential amendments to these Rules, to the extent necessary or expedient for the employee share trust to operate effectively.

5.	Grant of options

5.1	Grant of options

The Company may grant Options to a Participant on acceptance of a duly signed and completed Application Form.

5.2	No payment for options

Unless otherwise determined by the Board, no payment is required for the grant of Options under the Plan.

5.3	Options non-transferable except as determined by the Board

(a)	An Option granted under the Plan is not capable of being transferred or encumbered by a Participant, unless the Board determines otherwise. The Company has no obligation to apply for quotation of the Options on the ASX.

(b)	Unless and until the Board otherwise determines, for the purposes of rule 5.3(a), the Board determines that a Participant may transfer all or any of their Options to one or more Eligible Employees selected by the Board and who agree to be bound by these rules and the terms and conditions of the Options to be transferred.

(c)	Rule 5.3(b) does not limit the powers of the Board under rule 5.3(a).

5.4	Limit on issues of new shares

The number of Shares that would be issued were Options granted under this rule 5 to be exercised, when aggregated with the number of Shares that would be issued were each outstanding offer or option to acquire unissued shares, being an offer made or option acquired pursuant to the Plan or any other employee share scheme extended only to employees, consultants or directors of the Group, to be accepted or exercised (as the case may be), disregarding any offer made, or option acquired or share issued by way of or as a result of an offer to directors of the Company, must not exceed:

(a)	In respect of Options issued to Eligible Employees who are United States federal taxpayers or residents in the United States, the limit set forth in 1.4 of Addendum A hereto, which is incorporated herein by reference; and

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(b)	In respect of options issued to Australian residents, whichever is applicable of:

(i)	that limit imposed under ASIC Class Order [CO 14/1000]; or

(ii)	the issue cap percentage that applies to the Company for the purposes of section 1100V of the Corporations Act.

6.	Exercise of options

6.1	Manner of exercise of options

The exercise of any Option granted under the Plan may only be effected in such form and manner as the Company may prescribe.

6.2	Exercise Conditions

Subject to rules 6.3, 6.4 and 7, an Option granted under the Plan may only be exercised:

(a)	if all the Exercise Conditions applicable to the Option have been met;

(b)	if the Exercise Price of the Option has been paid to the Company or as the Company may direct (including relating to cashless exercise); and

(c)	within the Exercise Period relating to the Option.

An Option granted under the Plan may not be exercised once it has lapsed.

6.3	Amendment or replacement of Exercise Conditions

(a)	Subject to the Listing Rules, the Board may from time to time amend, or substitute and replace, all or any Exercise Conditions of particular Options or of Options held by particular Participants.

(b)	If in the opinion of the Board an amendment, or substitution and replacement, of an Exercise Condition of an Option is materially adverse to the rights of the relevant Participant, the consent of that Participant must be obtained before the amendment, or substitution and replacement, takes effect.

6.4	Control event

Notwithstanding rules 6.2 and 6.3, unless the Board determines otherwise, immediately upon the occurrence of a Control Event an Option may be exercised, whether or not any or all applicable Exercise Conditions have been met.

6.5	Issue or transfer of shares on exercise

Following exercise of an Option by a Participant, the Company must, within such time as it determines, allot and issue or procure the transfer to the Participant of the number of Shares in respect of which the Option has been exercised, credited as fully paid.

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6.6	Shares rank equally

Subject to the satisfaction of any applicable Disposal Restrictions, Shares allotted and issued following exercise of Options must rank equally in all respects with all other Shares from the date of allotment and issue, including with respect to:

(a)	voting rights; and

(b)	entitlements to participate in:

(i)	distributions and dividends; and

(ii)	future rights issues and bonus issues,

where the record date for determining entitlements falls on or after the date of allotment and issue.

6.7	Quotation on ASX

The Company must apply for quotation on the official list of the ASX of Shares allotted and issued on the exercise of Options as soon as practicable after the allotment and issue of those Shares, so long as Shares are quoted on the official list of ASX at that time.

6.8	Disposal Restrictions

(a)	Where Shares issued or transferred on the exercise of Options are subject to Disposal Restrictions, the Shares, or any beneficial interest in the Shares, may not be transferred, encumbered or otherwise disposed of, or have a Security Interest granted over them by the relevant Participant unless all the Disposal Restrictions have been met, the Board has waived any such Disposal Restrictions or the prior consent of the Board is obtained which may impose such terms and conditions on such transfer, encumbrance or disposal as the Board sees fit.

(b)	The Company may do such things and enter into such arrangements with the Company's share registry or otherwise as it considers necessary to enforce any restrictions described in rule 6.8(a), including imposing a Holding Lock on the Shares or using an employee share trust to hold the Shares during the relevant restriction period. Participants will be bound by any action by the Company under this rule 6.8(b).

(c)	For the avoidance of doubt, the imposition of a restriction on Shares held by a Participant pursuant to rule 6.8(a) will not affect the Participant's entitlement to receive a notice of, or to vote or attend at, a meeting of the members or the Company, and to receive any dividends declared or paid by the Company during the relevant restriction period.

6.9	Financial assistance and cashless exercise

(a)	The Company may financially assist a person to pay for the grant of an Option, to pay any Exercise Price for an Option or to acquire Shares under the Plan, subject to compliance with the provisions of the Corporations Act and the Listing Rules relating to financial assistance.

(b)	Without limiting the generality of rule 6.9(a), unless the Board otherwise determines, a Participant will not be required to provide payment of the Exercise Price of Vested Options of the Participant by cash, cheque or electronic transfer or some other method acceptable to the Company but instead on exercise of the Vested Options, the Participant may sell some or all of their Shares issued on the exercise of the Vested Options, and remit to the Company net proceeds equal to the Exercise Price in lieu of the payment of the Exercise Price.

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7.	Cessation of appointment/employment and lapsing of options

7.1	Cessation of employment as a Bad Leaver

If upon the Participant Ceasing Employment, the Board determines that the Participant is a Bad Leaver, all rights, entitlements and interests in any unexercised Options (including those that are Vested Options) held by the Participant will be forfeited and will lapse immediately.

7.2	Cessation of Employment or engagement as a Leaver

If upon the Participant Ceasing Employment, unless the Board determines the Participant is a Bad Leaver:

(a)	a Leaver may retain Vested Options, however, subject to rule 7.2(b), they must be exercised within 60 days of cessation of employment or, if such cessation occurs during a Closed Period, and unless the Board determines otherwise, within 60 days after (but not before) the end of the Closed Period (or, in each case, within a longer period if so determined by the Board ), after which time they will lapse;

(b)	if at the time of Ceasing Employment or at any later time before the Leaver exercises Options, the Leaver is or becomes an Insider, then, despite any other rule of this Plan but subject to a contrary determination by the Board:

(i)	the Leaver must not exercise any Vested Options while they are an Insider; and

(ii)	the Leaver may exercise all or any of their Vested Options within 60 days after the Company notifies the Leaver and the Leaver has ceased to be an Insider;

(c)	subject to rule 7.2(d), Unvested Options will normally be forfeited and lapse, unless the Board determines otherwise; and

(d)	in relation to Options held by a person who held a managerial or executive office in the Company or a related body corporate of the Company at any time during the last 3 years before the person became a Leaver, unless the Board in its sole and absolute discretion determines otherwise (in which event they will be forfeited and lapse), Unvested Options will continue and vest when, in the Board’s sole and absolute discretion, any Exercise Conditions of the Options are satisfied with that vesting to be on a pro rata basis over the relevant period.

7.3	Liquidation

On Liquidation, all Options which are not Vested Options will lapse.

7.4	Fraud

If, in the opinion of the Board, a Participant (or, where a Participant is a person nominated by an Eligible Employee, the employee or director who nominated the Participant) has acted fraudulently or dishonestly, the Board may determine that any Option granted to that Participant should lapse, and the Option will lapse accordingly.

7.5	Forfeiture conditions

An Option will lapse on the occurrence of a Forfeiture Condition relating to that Option, unless the Board determines otherwise.

7.6	Agreed lapse of Options

(a)	A Participant may submit a request to the Company that an Option granted to that Participant should lapse on a specified date or on the occurrence of a specified event. On receipt of that request, the Board may determine that the Option should lapse, in which case the Option will lapse accordingly on the specified date or on the occurrence of the specified event.

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(b)	The Board may submit a request to a Participant that an Option granted to that Participant should lapse on a specified date or on the exercise of a specified event. On receipt of that request, the Participant may in their sole and absolute discretion agree to or refuse the request. If the Participant agrees to the request or fails to refuse the request within 20 Business Days after the Participant's receipt of the request, the Option will lapse accordingly on the specified date or on the occurrence of the specified event.

7.7	End of exercise period

(a)	If an Option has not lapsed earlier in accordance with this rule 7, it will lapse at the end of the Exercise Period.

(b)	Unless otherwise determined by the Board, if an Option lapses, all rights of the Participant and all obligations of the Company under the Plan or the terms of the Option in respect of that Option cease, and no consideration or other amount will be payable the Company or any other person for or in relation to that lapse.

8.	Changes in circumstances

8.1	Reconstruction

In the event of any reconstruction (including consolidation, subdivision, reduction, capital return, buy back or cancellation) of the share capital of the Company, the number of Options to which each Participant is entitled and/or the Exercise Price of those Options must be reconstructed in accordance with the Listing Rules. Options must be reconstructed in a manner which will not result in any additional benefits being conferred on Participants which are not conferred on other shareholders of the Company.

8.2	Participation in new issues

Subject to the Listing Rules, a Participant is only entitled to participate (in respect of Options granted under the Plan) in a new issue of Shares to existing shareholders generally if the Participant has validly exercised his or her Options within the relevant Exercise Period and become a Shareholder prior to the relevant record date, and is then only entitled to participate in relation to Shares of which the Participant is the registered holder.

8.3	Adjustment to exercise price - rights issues

Subject to the Listing Rules, if there is a Pro Rata Issue (except a Bonus Issue) to the holders of Shares, the Exercise Price of an Option will be reduced according to the following formula:

O’ = O - E[P - (S + D)]

N+1

where:

O’	=	the Exercise Price immediately following the adjustment;

O	=	the Exercise Price immediately prior to the adjustment;

E	=	the number of Shares into which one Option is exercisable;

P	=	the average market price per Share (weighted by reference to volume) during the 5 trading days ending on the day before the ex rights date or ex entitlements date;

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S	=	the subscription price for a Share under the Pro Rata Issue;

D	=	any dividend due but not yet paid on a Share (except any Share to be issued under the Pro Rata Issue); and

N	=	the number of Shares with rights or entitlements that must be held to receive a right to one new Share.

8.4	Adjustment to number of underlying securities - bonus issues

Subject to the Listing Rules, if there is a Bonus Issue to the holders of Shares, the number of Shares over which an Option is exercisable will be increased by the number of Shares which the holder of the Option would have received if the Option had been exercised before the record date for the Bonus Issue.

9.	Buy-Back / Cash settlement

9.1	Buy-Back or cash settlement

(a)	Subject to the Listing Rules, the Board may cause the Company to Buy-Back Options or Shares or cash settle Options in accordance with rule 9.2.

(b)	Without limiting the generality of rule 9.1(a), the Board may in its sole and absolute discretion elect to cause the Company to cash settle Options as provided in rule 9.2 as an alternative to issuing or procuring the transfer of Shares following the exercise of the Options.

9.2	Buy-Back / cash settlement procedure

The Board may cause the Company to Buy-Back or cash settle Options or Buy-Back Shares issued on the exercise of Options held by a Participant:

(a)	for an amount agreed with the Participant at any time;

(b)	in the case of a Buy-Back or cash settlement of Options, for the Market Value of the Options without the agreement of the relevant Participant; or

(c)	where there is a formal takeover offer made for at least 50% of the Shares or 50% of the Shares excluding Shares in which the offeror or an associate of the offeror has a relevant interest, for the value of the Options implied by the offeror under the takeover offer, subject to any conditions the Board may determine or that the Board may agree with the offeror, including conditions relating to:

(i)	the takeover offer becoming unconditional;

(ii)	the Company receiving an alternative proposal that is a competing proposal to the takeover offer; or

(iii)	the recommendation of the Company or the opinion of an independent expert (including the withdrawal or variation of the recommendation or opinion) in relation to the takeover offer.

9.3	Buy-Back or cancellation mechanism

Each Participant will do all acts, matters and things which are necessary or desirable to give effect to any Buy-Back or cancellation of his or her Options or Shares.

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9.4	Effect of Buy-Back or cash settlement of Options

Immediately on the Buy-Back or cash settlement of an Option, the Options lapse and are cancelled and all rights of the Participant and all obligations of the Company under the Plan or the terms of the Option in respect of that Option cease.

10.	Amendment

(a)	Subject to the Listing Rules, these rules may be amended or supplemented by resolution of the Board. Unless the resolution of the Board expressly states otherwise, any amendment or supplement to these rules will not apply to any Options granted under these rules which have not yet been exercised.

(b)	Subject to the Listing Rules and these rules, the Board may from time to time amend the terms of the Plan as they will apply in particular jurisdictions or circumstances by means of an addendum to these rules.

11.	Powers of the Board

11.1	Powers of the Board

The Plan will be managed by the Board, which will have power to:

(a)	determine appropriate procedures for the administration of the Plan consistent with these rules;

(b)	resolve conclusively all questions of fact or interpretation arising in connection with the Plan;

(c)	determine matters falling for determination under these rules in its discretion having regard to the interests of and for the benefit of the Company;

(d)	exercise the discretions conferred on it or the Company by these rules or which may otherwise be required in relation to the Plan; and

(e)	delegate to any one or more persons, including the NRC, (for such period and on such conditions as it may determine) the exercise of any of its powers or discretions arising under the Plan.

11.2	Indemnification

The Company must indemnify, and keep indemnified, to the full extent permitted by law, each person who is or has been a director or alternate director of the Company against all proceedings, actions, claims, demands, losses, liabilities, damages, costs and expenses which may be made, brought against, suffered or incurred by the person arising directly or indirectly out of or in connection with the administration of the Plan.

11.3	Commencement of Plan

The Plan will take effect on and from such date as the Board may resolve.

11.4	Termination or suspension of Plan

The Board may terminate or suspend the operation of the Plan at any time.

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11.5	Resolution to terminate, suspend, supplement or amend

Subject to rule 20.1, in passing a resolution to terminate or suspend the operation of the Plan or to supplement or amend these rules, the Board must consider and endeavour to ensure that there is fair and equitable treatment of all Participants.

12.	Powers of the administrator

12.1	Appointment of administrator

The Board may appoint an Administrator and may determine the terms and conditions of the Administrator’s appointment. The Board may remove the Administrator.

12.2	Role of administrator

The Administrator must administer the Plan in accordance with these rules and any procedures determined by the Board and agreed to as between the Board and the Administrator.

13.	Contracts and rights of employees and consultants

13.1	Discretion of board

It is a condition of these rules that the Plan may be terminated at any time at the discretion of the Board and that no compensation under any contract of employment or appointment will arise as a result.

13.2	No right to grant of options

Participation in the Plan does not confer on any Eligible Employee any right to a grant of Options.

13.3	Calculation of employee benefits

The value of the Options do not increase a Participant’s income for the purpose of calculating any employee benefits.

13.4	No right to future employment etc.

Participation in the Plan does not confer on any Participant any right to future employment and does not affect any rights which the Company may have to terminate the employment or appointment of any Participant.

13.5	Acknowledgment by Participant

It is acknowledged and accepted by each Participant that the terms of the Plan do not form part of the terms and conditions of the Participant’s contract of employment or appointment, nor do the terms of the Plan constitute a contract or arrangement (including any related condition or collateral arrangement) in relation to the Participant’s contract.

14.	Connection with other plans

Unless the Board otherwise determines, participation in the Plan does not affect, and is not affected by, participation in any other incentive or other plan operated by the Company unless the terms of that other plan provide otherwise.

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15.	Notices

Any notice or direction given under these rules is validly given if it is handed to the person concerned or sent by ordinary prepaid post to the person’s last known address or given in any reasonable manner which the Company from time to time determines.

16.	General

Notwithstanding any rule, Shares may not be allotted and issued, acquired, transferred or otherwise dealt with under the Plan if to do so would contravene the Corporations Act, the Listing Rules, or any other applicable laws.

17.	Plan costs

17.1	Plan Costs

Unless otherwise determined by the Board, the Company must pay all costs, charges and expenses relating to the establishment and operation of the Plan, including all costs incurred in or associated with an allotment, issue or acquisition of Shares for the purposes of enabling Participants to exercise Options granted to them under the Plan.

17.2	Reimbursement

The Company and any Associated Body Corporate of the Company may provide money to the trustee of any trust or any other person to enable them to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by the Corporations Act. In addition, the Company may require any Associated Body Corporate to enter into any other agreement or arrangement as it considers necessary to oblige that Associated Body Corporate to reimburse the Company for any amounts paid by the Company in connection with this Plan, directly or indirectly, in relation to any employee or director of that Associated Body Corporate.

18.	Overseas eligible employees

The Company at the Board’s discretion may:

(a)	grant options to Eligible Employees and Participants who are resident outside of Australia; and

(b)	make regulations for the operation of the Plan which are not inconsistent with these rules to apply to Eligible Employees and Participants who are resident outside of Australia.

19.	Governing law

The laws of Victoria, Australia, govern these rules.

20.	General

20.1	No fiduciary duty

The Board may exercise any power or discretion conferred on it or the Company by these rules in the interest or for the benefit of the Company, and in so doing the Board is not required to act in the interests of another person or as requested by another person and will not be under any fiduciary obligation to another person.

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20.2	Listing Rules

While the Company remains admitted to the ASX, the provisions of the Listing Rules of the ASX will apply to the Plan, and to the extent that the Plan and the Listing Rules are inconsistent, the provisions of the Listing Rules will prevail.

20.3	Enforcement

These rules, any determination of the Board (or its delegates) made pursuant to the Rules, and the terms of any Options granted under the Plan, will be deemed to form a contract between the Company and the Participant.

20.4	Advice

Eligible Employees and Participants must obtain their own independent advice at their own expense on the financial, taxation and other consequences to them of or relating to their participation in the Plan.

20.5	ASIC relief

(a)	Despite any other provision of these Rules, every covenant or other provisions set out in an exemption or modification granted from time to time by ASIC in respect of the Plan or which applies to the Plan pursuant to its power to exempt and modify the Corporations Act and required to be included in the Plan in order for that exemption or modification to have full effect, is deemed to be contained in these Rules.

(b)	To the extent that any covenant or other provision deemed by clause 20.5(a) to be contained in these Rules is inconsistent with any other provision in these Rules, the deemed covenant or other provision will prevail.

21.	Definitions and interpretation

21.1	Definitions

In this document, unless the context requires otherwise:

Accounting Standards means the Australian Accounting Standards from time to time and if and to the extent that any matter is not covered by Australian Accounting Standards means generally accepted accounting principles applied from time to time in Australia for a business similar to the Business.

Administrator means the person (if any) selected by the Board to carry out the day to day administration of the Plan as contemplated by rule 12.1.

Application Form means the form that the Board determines is to be used by an Eligible Employee to apply for Options under the Plan.

ASIC Class Order [CO 14/1000] includes any ASIC legislative instrument that replaces that Class Order.

Associated Body Corporate of the Company means each:

(a)	related body corporate of the Company, within the meaning of section 50 of the Corporations Act;

(b)	body corporate that has voting power in the Company of not less than 20%; or

(c)	body corporate in which the Company has voting power of not less than 20%,

where “voting power” has the meaning in section 610 of the Corporations Act.

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ASX means ASX Limited (ACN 008 624 691) or the Australian Securities Exchange, a financial market that it operates, as the context requires.

Bad Leaver is a Participant who ceases to be employed by the Company where the Board determines that the Participant has:

(a)	committed any serious or persistent breach of any provisions of employment or terms of appointment;

(b)	been convicted of any criminal offence which involves fraud or dishonesty;

(c)	engaged in any conduct which brings the Company into substantial disrepute;

(d)	committed any wrongful or negligent act or omission which has caused the Company substantial liability;

(e)	engaged in grave misconduct or recklessness in the discharge of the Participant’s duties;

(f)	become disqualified from managing corporations in accordance with Part 2D.6 of the Corporations Act or has committed any act that, pursuant to the Corporations Act, may result in the Participant being banned from managing a corporation; or

(g)	engaged in any other conduct which the Board reasonably considers to be analogous to, or having a substantially similar seriousness to, any of the circumstances specified in (a) to (f) above.

Board means the board of directors of the Company or a committee appointed by the board of directors of the Company.

Bonus Issue means a Pro Rata Issue of Shares to holders of Shares for which no consideration is payable by them.

Ceasing Employment in relation to a Participant who is a consultant or a director but not an employee, includes the Participant ceasing to be a consultant or director.

Certificate means, in relation to a Participant, the certificate or holding statement (in a form approved by the Board) issued to the Participant which discloses the number of Options entered in the register of Option holders in the name of the Participant.

Closed Period means a closed period (by whatever term described or defined) under the Share Trading Policy.

Company means Mesoblast Ltd ACN 109 431 870.

Constitution means the constitution of the Company.

Control of an entity means having the right:

(a)	to vote 50% (or more) of the votes that can be cast on the election or removal of the entity’s directors;

(b)	to appoint or remove directors who possess 50% (or more) of the votes exercisable by all directors of the entity; or

(c)	to 50% (or more) of the profits or distributions of the entity or of its net liquidation proceeds.

For this definition, if the entity does not have a board of directors, ‘director’ means a member of the entity’s governing body with a role similar to a board of directors.

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Control Event means any of the following:

(a)	an offer is made by a person for the whole of the issued ordinary share capital of the Company (or any part as is not at the time owned by the offeror or any person acting in concert with the offeror) and after announcement of the offer the offeror (being a person who did not Control the Company prior to the offer) acquires Control of the Company;

(b)	any other event occurs which causes a change in Control of the Company; or

(c)	any other event which the Board reasonably considers should be regarded as a Control Event.

Corporations Act means Corporations Act 2001 (Cth).

Disposal Restrictions means, in relation to an Option, the restrictions (if any) determined by the Board that are required to be satisfied before a Share acquired as a result of the exercise of the Option by the Participant can be sold, transferred or otherwise dealt with by a Participant.

Eligible Employee means an employee, consultant or a director of any member of the Group who is determined by the Board to be an Eligible Employee for the purposes of the Plan, or any other person who is determined by the Board to be an Eligible Employee for the purposes of the Plan.

Exercise Conditions means, in relation to an Option, the period of time, performance hurdles and other conditions (if any) determined by the Board that are required to be satisfied before the Option can be exercised and includes where the conditions are amended, or substituted and replaced, by the Board in accordance with these rules, the conditions as amended, or as substituted and replaced, as the case may be.

Exercise Period means, in relation to an Option, the period in which the Option may be exercised specified by the Board under rule 4.2 subject to any amendment, or substitution and replacement under rule 6.3, 6.4 or 7.

Exercise Price means the price per share that needs to be paid in order for the option to convert to ordinary shares of the Company, determined from time to time by the Board, and will be subject to any adjustment under rule 8.3.

Forfeiture Conditions means, in relation to an Option, the conditions (if any) determined by the Board that will result in the Option lapsing if satisfied.

Group means the Company and each Associated Body Corporate of the Company.

Holding Lock has the meaning given in the Listing Rules.

Insider means a person who possesses (for the purposes of Division 3 of Part 7.10 of the Corporations Act) inside information (as defined in section 1042A of the Corporations Act) in relation to the Company or any or its securities.

IPO Price means the price per Share at which Shares are offered under the prospectus issued in connection with the initial public offering of Shares in the Company.

Leaver means a Participant who Ceases Employment and who is not a Bad Leaver. A Leaver will include, but is not limited to, a Participant who Ceases Employment due to resignation or retirement but, unless the Board determines otherwise, does not include a Participant who Ceases Employment and who, with the prior approval of the NRC, becomes within 60 Business Days of Ceasing Employment (or such longer period as the NRC determines) a consultant with or an employee of the Company or a related body corporate of the Company.

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Liquidation means the passing of a resolution for voluntary winding up, or the making of an order for the compulsory winding up of the Company.

Listing Rules means the listing rules (as defined in the Corporations Act) made or adopted by the ASX.

managerial or executive office has the meaning given in section 200AA of the Corporations Act.

Market Value in relation to an Option means the value of the Option as determined by a valuation methodology approved or required by the Board.

Option means a right to subscribe for or acquire a Share, subject to any adjustment under rule 8.4.

NRC means the Company's Nomination and Remuneration Committee as constituted from time to time.

Participant means an Eligible Employee who has been invited to participate in the Plan and any other person who is nominated by that Eligible Employee (following receipt of an invitation by the Board under rule 4.1) and who is determined by the Board to be a Participant for the purposes of the Plan.

Permanent Disability means, in relation to a Participant, the inability, by reason of physical condition, mental illness or accident, of the Participant to perform substantially all of the duties of the position in which the Participant has been employed or appointed (as determined by the Board).

Plan means the Mesoblast Limited Employee Share Option Plan established and operated in accordance with these rules.

Pro Rata Issue means an issue which has been offered to all holders of Shares on a pro rata basis.

Share Trading Policy means the securities trading policy from time to time of the Company.

Share means a fully paid ordinary share in the capital of the Company.

Tax Act means the Income Tax Assessment Act 1997 (Cth).

Vested Option means an Option in respect of which all Exercise Conditions have been met or which are otherwise exercisable (including as contemplated by rules 6.4 and 7).

21.2	Interpretation

In these rules, unless the context otherwise requires:

(a)	a reference to any thing (including an amount or a provision of this document) is a reference to the whole and each part of it;

(b)	the singular includes the plural, and vice versa;

(c)	the word ‘person’ includes an individual, a body corporate, a firm, an unincorporated body, a society, an association and an authority;

(d)	a reference to a particular person includes their legal personal representatives, administrators, successors, substitutes and permitted assigns;

(e)	a reference to ‘costs’ includes charges, expenses and legal costs;

(f)	a reference to a “rule” or “these rules” is to the rule or these rules (as the case may be) as amended or replaced;

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(g)	a reference to the Constitution includes a reference to any provision having substantially the same effect which is substituted for or replaces the Constitution;

(h)	where a Participant is a director of any member of the Group, but is not also an employee of any member of the Group, a reference to the employment with any member of the Group of that Participant is a reference to that Participant holding office as a director of any member of the Group;

(i)	where a Participant is a person nominated by an Eligible Employee, a reference to the employment with any member of the Group of that Participant is a reference to the employment with any member of the Group of that Eligible Employee;

(j)	a Participant does not cease to be employed by any member of the Group where the Participant ceases to be employed by one member of the Group but commences employment with another member of the Group provided that the new employment commences within 60 days from the date of termination or such other period as the Board may determine by notice in writing;

(k)	a reference to ‘law’ means statute law, common law and equitable principles;

(l)	a reference to a particular law includes that law and any subordinate legislation (such as regulations) under it, in each case as amended, replaced, re-enacted or consolidated;

(m)	a reference to an accounting term is to that term as it is used in the Accounting Standards;

(n)	a reference to ‘dollars’, ‘$‘ or ‘A$’ is to the lawful currency of Australia;

(o)	a time means that time in Melbourne, Australia;

(p)	a reference to a day or a month means a calendar day or calendar month;

(q)	if a period of time starts from a given day (or event), it is to be calculated exclusive of that day (or the day the event occurs);

(r)	the masculine includes the feminine, and vice versa;

(s)	the meaning of any general language is not restricted by any accompanying example and the words ‘includes’, ‘including’ ‘such as’ or ‘for example’ (or similar phrases) are not words of limitation; and

(t)	headings in this document are for convenience only and do not affect its meaning.

If (but for this rule) a provision of this document would be illegal, void or unenforceable or contravene the law, this document is to be interpreted as if the provision was omitted.

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ADDENDUM A – Terms and Conditions applicable to US Participants

1.1	Purpose

The purpose of this Addendum A is to supplement the rules of the Plan and make certain variations to the rules for Eligible Employees who are United States federal taxpayers and/or residents in the United States (US Participants), to take into account tax and regulatory requirements in the United States, including Section 422 of the Code (as defined below) as it relates to Incentive Stock Options (as defined below). In the event of any conflict between the rules of the Plan and the terms of this Addendum A, the terms of this Addendum A will prevail with respect to Options granted to US Participants. In the event that a Participant becomes a US Participant after the Date of Issue (as defined below) of an Option, the Company, in its discretion, shall determine the extent to which the terms of this Addendum A shall apply to such Option, which determination shall be made in accordance with Sections 409A and 422 of the Code, and other applicable laws.

1.2	Definitions

Unless otherwise specified herein, capitalized terms used in this Addendum A have the same meaning as they have in the rules of the Plan. The following terms shall have the meanings specified below and shall modify such terms as defined in the rules of the Plan, if applicable.

Code means the United States Internal Revenue Code of 1986, as amended, and the treasury regulations thereunder. All references herein to specific sections of the Code shall include any successor provisions of the Code or corresponding sections of any future United States federal tax code.

Date of Issue means, with respect to an Option, the date on which the Board approves the grant of an Option to an Eligible Employee and determines the number of Shares that may be purchased under the Option and the Exercise Price in such manner as will constitute the “date of grant” for purposes of Sections 409A and 422 of the Code.

Eligible Employee has the meaning of “Eligible Employee” as set forth in rule 21.1, provided, that any Eligible Employee who is a consultant or director of any member of the Group must be providing bona fide services to any member of the Group, not in connection with the offer or sale of securities in a capital-raising transaction, and which do not directly or indirectly promote or maintain a market for the Company’s securities.

Expiry Date means, in respect of an Option, the date determined by the Board and specified in the applicable letter of offer to participate which shall be no longer than 10 years from the Date of Issue of the Option, after which the Option lapses and may no longer be exercised. However, with respect to an ISO granted to an individual who is a Greater Than 10% Shareholder, the Expiry Date shall be no longer than five years from the Date of Issue of the ISO.

Greater Than 10% Shareholder means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation, as such terms are defined in Sections 424(e) and 424(f) of the Code.

Incentive Stock Option or ISO means an Option intended to qualify as an incentive stock option (within the meaning of Section 422 of the Code) and which is designated as an Incentive Stock Option.

Market Price means, with respect to an Option granted to a US Participant, the value of a Share determined as follows: (i) if the Shares are readily tradable on an established securities market (within the meaning of Section 409A of the Code), then Market Price shall be determined in accordance with a method that satisfies the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iv)(A), or (ii) if the Shares are not readily tradable on an established securities market (within the meaning of Section 409A of the Code), then Market Price shall be determined by the Board pursuant to the reasonable application of a reasonable valuation method in accordance with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

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Non-Qualified Stock Option means an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422.

Option has the meaning of “Option” as set forth in rule 21.1; provided, that, with respect to a US Participant, such Option may be a Non-Qualified Stock Option or an ISO for United States federal tax purposes, as determined by the Board.

1.3	Eligibility

In order to receive a grant of Options under the Plan, a US Participant must be an Eligible Employee on the Date of Issue.

Each Option granted under the Plan shall be designated as either a Non-Qualified Stock Option or an ISO for United States federal tax purposes. With respect to ISOs, only employees (within the meaning of Section 3401(c) of the Code) of the Company or a parent corporation or a subsidiary corporation (as such terms are defined in Sections 424(e) and 424(f) of the Code) of the Company, may be granted ISOs.

1.4	Maximum Number of Shares and ISOs

The maximum aggregate number of Shares reserved for issuance under the Plan that may be granted under this Addendum A shall be 20,000,000 Shares, all of which may be issued pursuant to the exercise of ISOs.

1.5	Exercise Price

The Exercise Price of each Option shall be not less than 100% of the Market Price of a Share on the Date of Issue (or, as to ISOs, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, if an ISO is granted to a Greater Than 10% Shareholder, the Exercise Price may not be less than 110% of the Market Price of a Share on the Date of Issue (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

1.6	Non-Transferability

Notwithstanding anything to the contrary in the rules of the Plan, the Options are not transferable other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the US Participant only by the US Participant or the US Participant’s legal personal representative, if applicable.

1.7	No Representation or Covenants with respect to Tax Qualification

Although the Company may endeavor to (a) qualify an award for favorable or specific tax treatment under the laws of the United States, including ISO status, or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary under the rules of the Plan or this Addendum A.

1.8	Section 409A

Notwithstanding any provision of the Plan, this Addendum A or any such agreement to the contrary, in the event that the Company determines that any Option (or any payment in respect thereof) may be subject to Section 409A of the Code, the Company may adopt such amendments to the Plan, this Addendum A or such agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case without the consent of the US Participant, that the Company determines are necessary or appropriate to (i) exempt the Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Option, or (ii) comply with the requirements of Section 409A of the Code.

1.9	Termination and Amendment

The Board may amend or terminate this Addendum A at any time. However, no Incentive Stock Options may be granted hereunder after the date that is 10 years after the earlier of the date of (a) adoption of this Addendum A by the Board or (b) approval of the Plan, including the rules and the Addendum A, by the shareholders of the Company, pursuant to Section 1.10 below. No Incentive Stock Options may be granted under Addendum A after the Plan, including the rules or Addendum A, is terminated, but Incentive Stock Options granted thereunder prior to such termination will remain in effect in accordance with their terms.

1.15	Shareholder Approval of the Plan and Addendum A

The Plan, including the rules and this Addendum A, shall be submitted for approval by at least a majority of the shareholders of the Company within 12 months after the date of adoption of the Plan (including the rules and this Addendum A) by the Board. No Options granted pursuant to this Addendum A may be exercised until such approval of the shareholders has been obtained.

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